EXHIBIT B
                    CSW Energy, Inc./CSW International, Inc.
                            Non-recourse Indebtedness
                                  June 30, 1998
                                   (thousands)


                 Initial                      Inflation
     Type         Term     Rate     Maturity  Adjustment  Amount
---------------  -------- --------  --------  ---------  ----------

Eurobond              10 years  8.500% 2005     None       100,000 pounds
Eurobond              10 years  8.875% 2006     None       100,000 pounds
Yankee Bond            5 years  7.980% 2001     None       129,116 pounds
Yankee Bond           10 years  8.750% 2006     None       129,116 pounds
Fixed Rate Loan        7 years  8.250% 2003     None       154,521 pounds
Loan Notes             7 years  6.563% 2002     None        25,723 pounds
Revolver               5 years  7.780% 2001     None        67,000 pounds
Senior Notes           5 years  6.875% 2001     None     $ 200,000